Exhibit 5.1

July 16, 2003

Board of Directors

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Las Vegas, NV 89109

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission in connection with the registration of 2,000,000 shares of the Company’s common stock, par value $0.10 (“Common Stock”) issuable upon exercise of options granted pursuant to the Company’s 2002 Stock Option Plan, as amended, (the “2002 Stock Option Plan”), 765,801 shares of the Company’s Common Stock issuable upon the exercise of options granted to Daniel R. Lee, the Chairman of the Board and Chief Executive Officer of the Company, pursuant to the two Company Nonqualified Stock Option Agreements entered into between the Company and Daniel R. Lee as of the 10th day of April, 2002 and 86,739 shares of the Company’s Common Stock granted to Stephen H. Capp, Executive Vice President and Chief Financial Officer of the Company, pursuant to a Company Nonqualified Stock Option Agreement entered into between the Company and Stephen H. Capp as of January 11, 2003 (collectively referred to as the “Option Agreements”). As such counsel, we have examined the 2002 Stock Option Plan, the Option Agreements and the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

Based on these examinations, it is our opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement, the 2002 Stock Option Plan and the Option Agreements, will legally be issued, fully paid, and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other Delaware laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock. This opinion is furnished to you in connection with the above-described shares, is solely for your benefit, and may not be relied upon by, nor may copies be delivered to, any other person or entity without our prior written consent.

Very truly yours,

/s/ IRELL & MANELLA LLP

IRELL & MANELLA LLP